Exhibit 99.4

AGREEMENT

Rebuttal of Rebuttable Determination of Control Under Part 574

I.	WHEREAS:

A.
COMMUNITY FIRST FINANCIAL GROUP, INC. ("Acquiror") seeks to acquire 269,000 shares of common stock, par value $.01 per share ("Common Stock"), of HARRINGTON WEST FINANCIAL GROUP, INC., 610 Alamo Pintado Road, Solvang, California ("Harrington"), which shares will represent 4.4% of a class of "voting stock" of Harrington as defined under the Acquisition of Control Regulations ("Regulations") of the Office of Thrift Supervision ("Office"), 12 CFR part 574 ("Voting Stock").

B.
Dr. Douglas T. Breeden is the Chairman of the Board of Directors and the principal shareholder of the Acquiror beneficially owning 1,265,766 shares of common stock, without par value, of Acquiror, which constitutes 73.7% of a class of the voting stock of Acquiror.

C.
Dr. Breeden also owns 1,094,212 shares of Common Stock of Harrington (some of which he acquired through Wyandotte Community Corporation of Leavenworth, Indiana, and the Breeden Family Trust), or 17.8% of Harrington's shares following the proposed acquisition of 269,000 shares by the Acquiror.  He does not currently intend to purchase any more shares of Common Stock.

D.
Michael J. Giarla is a director of CFFG and of Wyandotte Community Corporation of Leavenworth.  He owns 131,979 shares of Common Stock, or 2.2% of Harrington's shares following the proposed acquisition of 269,000 shares by the Acquiror.  He does not currently intend to purchase any more shares of Common Stock.

E.
If Acquiror purchases the Shares, Acquiror, Dr. Breeden, and Mr. Giarla (collectively, the "Shareholders") collectively will own 1,495,191 shares of Common Stock, or 24.4% of Harrington's outstanding shares of Common Stock.  While the Shareholders may purchase additional shares of Common Stock of Harrington in the future, the shares owned by them after any such acquisition, together with the Shares, will not exceed in the aggregate collectively 25% of Harrington's outstanding shares of Common Stock.

	F.	Harrington is a "savings and loan holding company, and therefore is included in the definition of "savings association" within the meaning of the Regulations.

	G.	Acquiror does not seek to acquire the Shares for the purpose or effect of changing the control of Harrington or in connection with or as a participant in any transaction having such purpose or effect.

H.
The Regulations require a company or a person who intends to hold 10 % or more but not in excess of 25% of any class of Voting Stock of a savings association or holding company thereof and that also would possess any of the Control Factors specified in the Regulations, to file and obtain approval of an application ("Application") under the Savings and Loan Holding Company Act ("Holding Company Act"), 12 U.S.C. 1467a, or file and obtain clearance of a notice ("Notice") under the Change in Control Act ("Control Act"), 12 U.S.C. 1817(j), prior to acquiring such amount of stock and a Control Factor unless the rebuttable determination of control has been rebutted.

	I.	Under the Regulations, Acquiror would be determined to be in control, subject to rebuttal, of Harrington upon acquisition of the Shares.

	J.	Acquiror has no intention to manage or control, directly or indirectly, Harrington.

	K.	Acquiror has filed on April 3, 2008, a written statement seeking to rebut the determination of control, attached hereto and incorporated by reference herein.

L.
In order to rebut the rebuttable determination of control, Acquiror agrees to offer this Agreement as evidence that the acquisition of the Shares as proposed would not constitute an acquisition of control under the Regulations.

II.
The Office has determined, and hereby agrees, to act favorably on the Rebuttal, and in consideration of such a determination and agreement by the Office to act favorably on the Rebuttal, Acquiror and any other existing, resulting or successor entities of Acquiror agree with the Office that:

A.
Unless Acquiror shall have filed a Notice under the Control Act, or an Application under the Holding Company Act, as appropriate, and either shall have obtained approval of the Application or clearance of the Notice in accordance with the Regulations, Acquiror will not, except as expressly permitted otherwise herein or pursuant to an amendment to this Rebuttal Agreement:

1.
Seek or accept representation of more than one member of the board of directors of Harrington or its wholly-owned subsidiary Los Padres Bank, FSB, which is a federal savings bank regulated and supervised by the Office ("Los Padres");

2.
Have or seek to have any representative serve as the chairman of the board of directors, or chairman of an executive or similar committee of Harrington's or Los Padres' boards of directors or as president or chief executive officer of Harrington or Los Padres;

		3.	Engage in any intercompany transaction with Harrington or Harrington's affiliates (including Los Padres);

		4.	Propose a director in opposition to nominees proposed by the management of Harrington or Los Padres for the board of directors of Harrington or Los Padres other than as permitted in paragraph A-1;

5.
Solicit proxies or participate in any solicitation of proxies with respect to any matter presented to the stockholders of Harrington or Los Padres other than in support of, or in opposition to, a solicitation conducted on behalf of management of Harrington or Los Padres;

		6.	Do any of the following, except as necessary solely in connection with Acquiror's performance of duties as a member of Harrington's or Los Padres' boards of directors:

a.
Influence or attempt to influence in any respect the loan and credit decisions or policies of Harrington or Los Padres, the pricing of services, any personnel decisions, the location of any offices, branching, the hours of operation or similar activities of Harrington or Los Padres;

b.
Influence or attempt to influence the dividend policies and practices of Harrington or Los Padres or any decisions or policies of Harrington or Los Padres as to the offering or exchange of any securities;

			c.	Seek to amend, or otherwise take action to change, the bylaws, articles of incorporation, or charters of Harrington or Los Padres;

			d.	Exercise, or attempt to exercise, directly or indirectly, control or a controlling influence over the management, policies or business operations of Harrington or Los Padres; or

			e.	Seek or accept access to any non-public information concerning Harrington or Los Padres.

	B.	Acquiror is not a party to any agreement with Harrington other than an agreement to acquire 269,000 shares of Common Stock of Harrington, subject to receiving the necessary regulatory approval.

C.
Acquiror shall not assist, aid or abet any of Harrington's affiliates or associates that are not parties to this Agreement to act, or act in concert with any person or company, in a manner which is inconsistent with the terms hereof or which constitutes an attempt to evade the requirements of this Agreement.

	D.	Any amendment to this Agreement shall only be proposed in connection with an amended rebuttal filed by Acquiror with the Office for its determination.

E.
Prior to acquisition of any shares of "Voting Stock" of Harrington as defined in the Regulations in excess of 25% of a class of voting stock, any required filing will be made by Acquiror under the Control Act or the Holding Company Act and either approval of the acquisition under the Holding Company Act shall be obtained from the Office or any Notice filed under the Control Act shall be cleared in accordance with the Regulations.

F.
At any time during which 10% or more of any class of Voting Stock of Harrington is owned or controlled by Acquiror, no action which is inconsistent with the provisions of this Agreement shall be taken by Acquiror until Acquiror files and either obtains from the Office a favorable determination with respect to either an amended rebuttal, approval of an Application under the Holding Company Act, or clearance of a Notice under the Control Act, in accordance with the Regulations.

G.
Where any amended rebuttal filed by Acquiror is denied or disapproved, Acquiror shall take no action which is inconsistent with the terms of this Agreement, except after either (1) reducing the amount of shares of Voting Stock of Harrington owned or controlled by Acquiror to an amount under 10% of a class of Voting Stock, or immediately ceasing any other actions that give rise to a conclusive or rebuttable determination of control under the Regulations; or (2) filing a Notice under the Control Act, or an Application under the Holding Company Act, as appropriate, and either obtaining approval of the Application or clearance of the Notice, in accordance with the Regulations.

H.
Where any Application or Notice filed by Acquiror is disapproved, Acquiror shall take no action which is inconsistent with the terms of this Agreement, except after reducing the amount of shares of Voting Stock of Harrington owned or controlled by Acquiror to an amount under 10% of any class of Voting Stock, or immediately ceasing any other actions that give rise to a conclusive or rebuttable determination of control under the Regulations.

I.
Should circumstances beyond Acquiror's control result in Acquiror being placed in a position to direct the management or policies of Harrington, then Acquiror shall either (1) promptly file an Application under the Holding Company Act or a Notice under the Control Act, as appropriate, and take no affirmative steps to enlarge that control pending either a final determination with respect to the Application or Notice, or (2) promptly reduce the amount of shares of Harrington Voting Stock owned or controlled by Acquiror to an amount under 10% of any class of Voting Stock or immediately cease any actions that give rise to a conclusive or rebuttable determination of control under the Regulations.

J.
By entering into this Agreement and by offering it for reliance in reaching a decision on the request to rebut the presumption of control under the Regulations, as long as 10 % or more of any class of Voting Stock of Harrington is owned or controlled, directly or indirectly, by Acquiror, and Acquiror possesses any Control Factor as defined in the Regulations, Acquiror will submit to the jurisdiction of the Regulations, including (1) the filing of an amended rebuttal or Application or Notice for any proposed action which is prohibited by this Agreement, and (2) the provisions relating to a penalty for any person who willfully violates or with reckless disregard for the safety or soundness of a savings association participates in a violation of the Holding Company Act and the Regulations thereunder, and any regulation or order issued by the Office.

K.
Any violation of this Agreement shall be deemed to be a violation of the Holding Company Act and the Regulations, and shall be subject to such remedies and procedures as are provided in the Holding Company Act and the Regulations for a violation thereunder and in addition shall be subject to any such additional remedies and procedures as are provided under any other applicable statutes or regulations for a violation, willful or otherwise, of any agreement entered into with the Office.

III.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the Agreement among the parties thereto. It shall not be necessary that any one counterpart be signed by all of the parties hereto as long as 1each of the parties has signed at least one counterpart.

IV.	This Agreement shall be interpreted in a manner consistent with the provisions of the Rules and Regulations of the Office.

V.
This Agreement shall terminate upon (i) the approval by the Office of Acquiror's Application under the Holding Company Act or clearance by the Office of Acquiror's Notice under the Control Act to acquire Harrington, and consummation of the transaction as described in such Application or Notice, (ii) in the disposition by Acquiror of a sufficient number of shares of Harrington, or (iii) the taking of such other action that thereafter Acquiror is not in control and would not be determined to be in control of Harrington under the Control Act, the Holding Company Act or the Regulations of the Office as in effect at that time.

IN WITNESS THEREOF, the parties thereto have executed this Agreement by their duly authorized officer.

COMMUNITY FIRST FINANCIAL GROUP, INC.

By:	/s/ Samuel E. Eckart
Print:	Samuel E. Eckart
Its:	Chief Executive Officer

OFFICE OF THRIFT SUPERVISION

By:	/s/ Timothy J. Lane
Print:	Timothy J. Lane
Its:	Assistant Director
April 16, 2008